Exhibit 99.1
CONCHO RESOURCES INC. REPORTS SECOND QUARTER 2008 FINANCIAL AND OPERATING RESULTS AND
FURTHER INCREASES 2008 CAPITAL BUDGET
MIDLAND, Texas, August 11, 2008 (Business Wire) – Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three and six months ended June 30, 2008. Recent highlights include:
•	Production of 8.7 Bcfe for the three months ended June 30, 2008, a 19% increase over the second quarter 2007

•	Proved reserves increased to 610 Bcfe, up 12% from year-end 2007

•	Reserve replacement rate[1] of 473% for the first six months of 2008

•	Net cash provided by operating activities for the first six months 2008 of $162.9 million, a 156% increase over the same period in 2007

1        The Company uses the reserve replacement ratio as an indicator of the Company’s ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. The ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not imbed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.
Production for the second quarter of 2008 totaled 8.7 Bcfe (899 MBbls and 3.3 Bcf), an increase of 19% as compared to 7.3 Bcfe (730 MBbls and 3.0 Bcf) produced for the second quarter of 2007. For the first six months of 2008, production totaled 17.2 Bcfe, representing an 18% increase over the 14.5 Bcfe produced in the first six months of 2007.
As of July 1, 2008, the Company estimates that its total proved reserves were 610 Bcfe (54% proved developed) utilizing a WTI posted oil price of $136.50 per barrel and a Henry Hub spot market natural gas price of $13.10 per MMBtu. The Company’s estimate of its total proved reserves as of July 1, 2008 is based on the Company’s internal reserve analysis and has not been prepared by, reviewed or audited by the Company’s independent petroleum engineers. This total represents a 12% increase from year-end 2007 total proved reserves of 546 Bcfe (54% proved developed). The reserve estimate as of July 1, 2008 would have been reduced by approximately 12 Bcfe had the Company utilized year-end 2007 SEC pricing consisting of a WTI posted oil price of $92.50 per barrel and a Henry Hub spot market natural gas price of $6.80 per MMBtu.
For the three months ended June 30, 2008, Concho reported a net loss of $14.4 million, or $0.19 per diluted share, on revenues of $137.4 million, as compared to net income of $5.9 million, or $0.10 per diluted share, on revenues of $66.1 million for the three months ended June 30, 2007. EBITDAX (defined as earnings before interest expense, income taxes, depreciation, depletion and accretion, property impairments, exploration expense, ineffective portion of cash-flow hedges and non-cash compensation expense) increased to $94.3 million in the second quarter of 2008, as compared to $46.5 million in the same period of 2007. For an explanation of how Concho calculates and uses EBITDAX and a reconciliation of net income to EBITDAX, please see “Supplemental non-GAAP financial measures” below.
Second quarter 2008 earnings included the effect of a $102.5 million loss on derivatives not designated as hedges ($90.1 million of which was a non-cash mark-to-market unrealized loss) and $1.8 million of bad debt expense. First half 2008 earnings included the effect of a $119.6 million loss on derivatives not designated as hedges ($103.2 million of which was a non-cash mark-to-market unrealized loss) and $1.8 million of bad debt expense.

Tim Leach, Concho’s Chairman and CEO commented, “Our increased reserves and production at mid-year are primarily the result of our efforts on our New Mexico Shelf assets. Despite production interruptions in the quarter, estimated at approximately 0.6 Bcfe, we were still able to grow production over the first quarter of 2008 and show 19% year over year production growth. In addition, the acquisition of Henry Petroleum has established a second core Permian operating area for the Company.”
Henry Petroleum Acquisition
On July 31, 2008, Concho completed the acquisition of Henry Petroleum and certain of its affiliated entities. Henry is an industry leader in the Spraberry/Wolfcamp oil play in West Texas (the “Wolfberry Play”) where it has drilled over 500 wells. At closing, Concho acquired 172 Bcfe of proved reserves (70% oil, 62% proved developed) in the Permian Basin and 295 Bcfe of identified unproved reserves. The Company has also identified 1,651 identified drilling locations (312 of which are proved undeveloped) including 1,420 drilling locations in the Wolfberry Play. The Company plans an eight rig drilling program in the Wolfberry Play for the remainder of 2008, and has begun to integrate 82 new full time employees from Henry Petroleum.
In connection with this acquisition, Concho entered into derivative contracts for a portion of the current unhedged proved developed producing reserves. In June and July 2008, the Company entered into five crude oil price swaps to cover a portion of its estimated oil volumes for the remainder of 2008, 2009, 2010, 2011, and 2012. The contracts cover 1,601 barrels per day from August through December 2008 at a fixed price of $124.35 per barrel, 953 barrels per day for the calendar year 2009 at a fixed price of $125.10 per barrel, 658 barrels per day for the calendar year 2010 at a fixed price of $128.80 per barrel, 921 barrels per day for the calendar year 2011 at a fixed price of $128.66 per barrel and 1,377 barrels per day for the calendar year 2012 at a fixed price of $127.80 per barrel. In addition, the Company entered into a crude oil costless collar covering a portion of its estimated oil production for calendar year 2009. The crude oil costless collar contract is for 2,104 barrels per day with a floor of $120.00 and a ceiling of $134.60. For more information on the Company’s current hedge position, please see the accompanying financial tables found at the end of this press release.
2008 Capital Budget Increase
Concho’s Board of Directors approved a further increase to its capital budget at its August 7th meeting. The new capital budget totals $389.3 million, a 22% increase over the Company’s revised $318.2 million budget that was approved in May 2008. The new budget includes $27.9 million allocated to the Company’s New Mexico Shelf assets for larger Blinebry fracture stimulations and increased tubular costs, and $43.2 million associated with the recently acquired Henry Petroleum assets, principally for drilling projects in the Wolfberry Play. The Company currently estimates that this 2008 capital budget will be funded from internally generated cash flow.
Operations
For the six months ended June 30, 2008, the Company drilled or participated in a total of 81 gross wells (58 operated), 59 of which had been completed as producers and 22 of which were in progress at June 30, 2008. In addition, the Company participated in 107 gross recompletions (98 operated), 87 of which had been completed as producers, 18 of which were in progress and 2 of which were dry holes at June 30, 2008.

New Mexico Shelf Assets
For the three months ended June 30, 2008, the Company drilled 29 wells and performed 45 recompletions (all of which were operated) on its New Mexico Shelf assets, with a 100% success rate on the 18 wells and the 35 recompletions that had been completed by June 30, 2008.
For the six months ended June 30, 2008, the Company drilled or participated in 60 wells (56 operated) and 101 recompletions (96 operated) on its New Mexico Shelf assets, with a 100% success rate on the 47 wells and 83 recompletions that had been completed by June 30, 2008.
Wolfberry Play
Upon the closing of the Henry Petroleum acquisition, Concho assumed operations on the properties held by Henry Petroleum, and from August to December 2008, the Company plans to spend $43.2 million to drill or participate in the drilling of a total of 65 wells (65 operated) on its Wolfberry assets.
Emerging Resource Plays
Southeast New Mexico
In the horizontal Wolfcamp oil play in Southeast New Mexico, the Company has drilled or participated in 5 gross (2.7 net wells) since September 2006. The Company’s most recent operated well, the Reindeer Federal #2 (100% working interest), was brought online in July 2008 and for its first 15 full days of production, it produced an average of 398 barrels oil equivalent per day (Boepd) and is currently producing approximately 431 Boepd. Currently, the Company plans to spend approximately $8.6 million to drill or participate in 7 gross (2.3 net) additional horizontal wells targeting Wolfcamp oil during the second half of 2008.

Financial and Operational Guidance

Concho
2008 Guidance
Production:
Natural Gas Equivalent (Bcfe)	42.0 - 43.5
Oil (MMbbl)	4.4 - 4.6
Natural Gas (Bcfe)	15.5 - 16.1

Price Differentials to NYMEX:
(excluding the effect of hedging)
Oil (per Bbl)	(6% - 8%)
Natural Gas (per Mcf)	10% - 15%

Operating cost and expenses:
Production expense (per Mcfe)	$1.00 - $1.05
Production tax (percent of oil & gas revenue)	9.0%
Depreciation, depletion and amortization (per Mcfe)	$2.55 - $2.65
General and administrative (per Mcfe)	$0.60 - $0.65

Capital Expenditures (in millions)	$389
Conference Call Information
The Company will host a conference call on Tuesday, August 12, 2008 at 9:00 a.m. Central Time to discuss second quarter 2008 financial and operating results. Interested parties may listen to the conference call via the Company’s website at http://www.conchoresources.com or by dialing (800) 599-9816 (passcode: 24392851). A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 88961158).
Forward-Looking Statements and Cautionary Statements
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for oil and natural gas, availability of drilling equipment and personnel, availability of sufficient capital to execute our business plan, difficulties integrating Henry Petroleum’s properties and employees into our Company, our ability to replace reserves and efficiently develop and exploit our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission(“SEC”).
In its filings with the Securities and Exchange Commission, Concho is permitted to disclose only proved reserves that it has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Concho uses certain terms in this press release, such as “unproved” in relation to reserves that the SEC’s guidelines strictly prohibit it from including in filings with the SEC. These estimates are subject to substantially greater risk of the Company not actually realizing them. Investors are urged to closely consider Concho’s disclosure of its proved reserves, along with certain risks and uncertainties inherent in its business, set forth in its filings with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Concho Resources Inc.
Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties. The Company’s conventional operations are primarily focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of unconventional emerging resource plays.

Concho Resources Inc. and subsidiaries
Consolidated balance sheets
Unaudited

	June 30,	December 31,
(in thousands, except share and per share data)	2008	2007

Assets
Current assets:
Cash and cash equivalents	$31,716	$30,424
Accounts receivable:
Oil and gas, net of allowance for doubtful accounts	55,270	36,735
Joint operations and other	10,903	21,183
Assets held for sale	—	256
Derivative instruments	—	1,866
Deferred income taxes	44,750	13,502
Prepaid insurance and other	3,224	4,017

Total current assets	145,863	107,983

Property and equipment, at cost:
Oil and gas properties, successful efforts method	1,675,163	1,555,018
Accumulated depletion and depreciation	(209,688)	(167,109)

Total oil and gas properties, net	1,465,475	1,387,909
Other property and equipment, net	10,046	7,085

Total property and equipment, net	1,475,521	1,394,994

Deferred loan costs, net	3,800	3,426
Inventory	8,702	1,459
Other assets	347	367

Total assets	$1,634,233	$1,508,229

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable:
Trade	$5,509	$14,222
Related parties	623	2,119
Other current liabilities:
Bank overdrafts	8,896	5,651
Revenue payable	22,212	14,494
Accrued drilling costs	34,955	39,276
Accrued interest	496	1,590
Other accrued liabilities	18,291	11,935
Derivative instruments	114,504	36,414
Income taxes payable	—	29
Current portion of long-term debt	2,500	2,000
Current asset retirement obligations	765	912

Total current liabilities	208,751	128,642

Long-term debt	298,453	325,404
Noncurrent derivative instruments	44,824	10,517
Deferred income taxes	288,098	259,070
Asset retirement obligations and other long-term liabilities	10,148	9,198
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; and zero shares issued and outstanding at June 30, 2008 and December 31, 2007	—	—
Common stock, $0.001 par value; 300,000,000 authorized; 76,140,269 and 75,832,310 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	76	76
Additional paid-in capital	759,928	752,380
Notes receivable from employees	—	(330)
Retained earnings	45,412	37,467
Accumulated other comprehensive income (loss)	(21,332)	(14,195)
Treasury stock, at cost; 3,142 and zero shares of common stock at June 30, 2008 and December 31, 2007, respectively	(125)	—

Total stockholders’ equity	783,959	775,398

Total liabilities and stockholders’ equity	$1,634,233	$1,508,229

Concho Resources Inc. and subsidiaries
Consolidated statements of operations
Unaudited

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share amounts)	2008	2007	2008	2007

Operating revenues:
Oil sales	$95,408	$43,096	$171,226	$82,467
Natural gas sales	41,975	23,007	72,868	43,982

Total operating revenues	137,383	66,103	244,094	126,449
Operating costs and expenses:
Oil and gas production	9,949	6,950	17,766	14,209
Oil and gas production taxes	12,030	5,256	21,108	9,943
Exploration and abandonments	723	5,864	3,464	6,305
Depreciation and depletion	22,010	17,609	43,294	37,033
Accretion of discount on asset retirement obligations	148	115	301	228
Impairments of proved oil and gas properties	53	2,085	69	3,198
Contract drilling fees — stacked rigs	—	915	—	4,269
General and administrative (including non-cash stock-based compensation of $1,730 and $1,128 for the three months ended June 30, 2008 and 2007, respectively, and $3,029 and $1,954 for the six months ended June 30, 2008 and 2007, respectively)	8,586	7,629	16,266	11,921
Bad debt expense	1,799	—	1,799	—
Ineffective portion of cash flow hedges	(356)	(99)	(920)	1,156
Loss on derivatives not designated as hedges	102,456	—	119,634	—

Total operating costs and expenses	157,398	46,324	222,781	88,262

Income (loss) from operations	(20,015)	19,779	21,313	38,187

Other income (expense):
Interest expense	(3,885)	(10,074)	(9,500)	(20,749)
Other, net	311	208	1,331	473

Total other expense	(3,574)	(9,866)	(8,169)	(20,276)

Income (loss) before income taxes	(23,589)	9,913	13,144	17,911
Income tax benefit (expense)	9,169	(3,988)	(5,199)	(7,363)

Net income (loss)	(14,420)	5,925	7,945	10,548
Preferred stock dividends	—	(11)	—	(45)

Net income (loss) applicable to common shareholders	$(14,420)	$5,914	$7,945	$10,503

Basic earnings (loss) per share:
Net income (loss) per share	$(0.19)	$0.10	$0.11	$0.19

Weighted average shares used in basic earnings (loss) per share	75,665	57,747	75,569	56,369

Diluted earnings (loss) per share:
Net income (loss) per share	$(0.19)	$0.10	$0.10	$0.18

Weighted average shares used in diluted earnings (loss) per share	75,665	59,625	77,034	59,260

Concho Resources Inc. and subsidiaries
Consolidated statements of cash flows
Unaudited

	Six months ended
	June 30,
(in thousands)	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,945	$10,548
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	43,294	37,033
Impairments of proved oil and gas properties	69	3,198
Accretion of discount on asset retirement obligations	301	228
Exploration expense, including dry holes	1,147	5,665
Non-cash compensation expense	3,029	1,954
Bad debt expense	1,799	—
Gas imbalances	(137)	54
Deferred rent liability	22	41
Deferred income taxes	4,504	7,399
Interest accrued on employee notes	(3)	(240)
Amortization of deferred loan costs	627	1,889
Amortization of discount on long-term debt	49	40
Gain on sale of property and equipment	(777)	—
Ineffective portion of cash flow hedges	(920)	1,156
Loss on derivatives not designated as hedges	119,634	—
Dedesignated cash flow hedges reclassed from AOCI	222	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(12,003)	10,640
Prepaid insurance and other	793	3,985
Inventory	(7,243)	(5,000)
Excess tax benefit from stock-based compensation	(2,146)	—
Accounts payable	(10,209)	(14,902)
Revenue payable	7,718	(404)
Accrued liabilities	6,356	(519)
Accrued interest	(1,094)	829
Income taxes payable	(29)	0

Net cash provided by operating activities	162,948	63,594

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and gas properties	(122,757)	(69,889)
Acquisition of oil and gas properties and other assets	—	(256)
Additions to other property and equipment	(4,017)	(1,114)
Proceeds from the sale of oil and gas properties	1,034	652
Settlements paid on derivatives not designated as hedges	(16,387)	—

Net cash used in investing activities	(142,127)	(70,607)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	13,000	266,100
Payments of long-term debt	(39,500)	(257,600)
Exercise of incentive plan stock options	2,373	—
Excess tax benefit from stock-based compensation	2,146	—
Payments of preferred stock dividends	—	(132)
Proceeds from repayment of officer and employee notes	333	10,482
Payments for loan origination costs	(1,001)	(2,572)
Purchase of treasury stock	(125)	—
Bank overdrafts	3,245	—

Net cash provided by (used in) financing activities	(19,529)	16,278

Net increase in cash and cash equivalents	1,292	9,265
BEGINNING CASH AND CASH EQUIVALENTS	30,424	1,122

ENDING CASH AND CASH EQUIVALENTS	$31,716	$10,387

SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $840 and $1,336 capitalized interest	$9,918	$18,891

Cash paid for income taxes	$650	$1,800

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in acquisition of oil and gas properties and other assets	$—	$650

Concho Resources Inc. and subsidiaries
Summary production and price data
The following table presents selected financial and operating information of Concho Resources Inc. for the three and six months ended June 30, 2008 and 2007:

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
(in thousands, except price data)	(unaudited)		(unaudited)
Oil sales	$95,408	$43,096	$171,226	$82,467
Natural gas sales	41,975	23,007	72,868	43,982

Total operating revenues	137,383	66,103	244,094	126,449
Operating costs and expenses	54,942	46,324	103,147	88,262
Loss on derivatives not designated as hedges	102,456	—	119,634	—
Interest, net and other revenue	3,574	9,866	8,169	20,276

Income (loss ) before income taxes	(23,589)	9,913	13,144	17,911
Income tax benefit (expense)	9,169	(3,988)	(5,199)	(7,363)

Net income (loss)	$(14,420)	$5,925	$7,945	$10,548

Production volumes:
Oil (MBbl)	899	730	1,786	1,438
Natural gas (MMcf)	3,346	2,953	6,451	5,905
Natural gas equivalent (MMcfe)	8,740	7,330	17,167	14,536
Average prices:
Oil, without hedges ($/Bbl)	$121.00	$60.15	$107.39	$57.16
Oil, with hedges ($/Bbl)	$106.13	$59.07	$95.87	$57.33
Natural gas, without hedges ($/Mcf)	$12.52	$7.77	$11.33	$7.42
Natural gas, with hedges ($/Mcf)	$12.54	$7.79	$11.30	$7.45
Natural gas equivalent, without hedges ($/Mcfe)	$17.24	$9.12	$15.43	$8.67
Natural gas equivalent, with hedges ($/Mcfe)	$15.72	$9.02	$14.22	$8.70

Bbl — Barrel

MBbl — Thousand Barrels

Mcf — Thousand cubic feet

MMcf — Million cubic feet

Mcfe — Thousand cubic feet of natural gas equivalent (computed on an energy equivalent basis of one Bbl equals six Mcf)

MMcfe — Million cubic feet of natural gas equivalent (computed on an energy equivalent basis of one Bbl equals six Mcf)

Supplemental non-GAAP financial measures
EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principle (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.
We define EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation & depletion expense, (3) accretion expense, (4) impairments of proved oil and gas properties, (5) non-cash stock-based compensation expense, (6) ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges, (7) interest expense, the amortization of related debt issuance costs and other financing costs, net of capitalized interest, and (8) federal and state income taxes, less other ancillary income including interest income, gathering income and rental income. EBITDAX is not a measure of net income or cash flow as determined by GAAP.
Our EBITDAX measure provides additional information which may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.
The following table provides a reconciliation of net income to EBITDAX:

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income (loss)	$(14,420)	$5,925	$7,945	$10,548
Exploration and abandonments	723	5,864	3,464	6,305
Depreciation and depletion	22,010	17,609	43,294	37,033
Accretion of discount on asset retirement obligations	148	115	301	228
Impairments of proved oil and gas properties	53	2,085	69	3,198
Non-cash stock-based compensation	1,730	1,128	3,029	1,953
Ineffective portion of cash flow hedges	(356)	(99)	(920)	1,156
Unrealized loss on derivatives not designated as hedges	90,056	—	103,247	—
Interest expense	3,885	10,074	9,500	20,749
Other, net	(311)	(208)	(1,331)	(473)
Income tax expense (benefit)	(9,169)	3,988	5,199	7,363

EBITDAX	$94,349	$46,481	$173,797	$88,060

Concho Resources Inc. and subsidiaries
Derivatives information as of June 30, 2008
The table below provides the volumes and related data associated with our oil and natural gas derivatives as of June 30, 2008. The counterparties in our derivative instruments are Bank of America, N.A., BNP Paribas, Citibank, N.A., JPMorgan Chase Bank, N.A and KeyBank.

	Fair Market Value	Aggregate
	Liability	remaining	Daily	Index		Contract
	(in thousands)	volume	volume	price		period

Cash flow hedges:
Crude oil (volumes in Bbls):
Price swap	$(34,958)	478,400	2,600	$67.50	(a)	7/1/08-12/31/08

Cash flow hedges dedesignated:
Natural gas (volumes in MMBtus):
Price collar	(7,348)	2,484,000	13,500	$6.50 - $9.35	(b)	7/1/08-12/31/08

Derivatives not designated as cash flow hedges
Crude oil (volumes in Bbls):
Price collar	(8,578)	768,000	2,104	$120.00 - $134.60	(a)	1/1/09 - 12/31/09
Price swap	(34,558)	625,600	3,400	$85.44	(a) (c)	7/1/08-12/31/08
Price swap	(60,264)	1,022,000	2,800	$80.13	(a) (c)	1/1/09 - 12/31/09
Price swap	(2,182)	240,000	658	$128.80	(a)	1/1/10-12/31/10
Price swap	(2,522)	336,000	921	$128.66	(a)	1/1/11-12/31/11
Price swap	(3,785)	504,000	1,377	$127.80	(a)	1/1/12-12/31/12

Natural gas (volumes in MMBtus):
Price swap	(5,133)	1,825,000	5,000	$8.44	(b)	1/1/09 - 12/31/09

Net liability	$(159,328)

(a)	The index prices for the oil price swaps are based on the NYMEX-West Texas Intermediate monthly average futures price.

(b)	The index price for the natural gas price collar is based on the Inside FERC-El Paso Permian Basin first-of-the-month spot price.

(c)	Amounts disclosed represent weighted average prices.
Contact:
Concho Resources Inc.
Jack Harper (432) 683-7443
Vice President – Capital Markets and Business Development